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                         ANHEUSER-BUSCH COMPANIES, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                    Amended and Restated as of March 1, 2001



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                                TABLE OF CONTENTS

 1.   Definitions                                                          1
 2.   Participation                                                        3
 3.   Benefit on or After Normal Retirement Date                           4
 4.   Benefit on Early Retirement                                          5
 5.   Pre-Retirement Death Benefit                                         5
 6.   Disability Benefit                                                   6
 7.   Forfeiture for Activity Contrary to the Company's Best Interests     6
 8.   Payment Methods                                                      7
 9.   Obligation to Pay Benefits Hereunder                                 8
 10.  Special Rule for Non-Deductible Amounts                              8
 11.  Change in Control                                                    8
 12.  Concerning Payment; Beneficiaries                                    9
 13.  Payees Presumed Competent                                           10
 14.  Facility of Payment                                                 10
 15.  Notice of Address; Lost Payees                                      11
 16.  Participating Employer                                              11
 17.  No Liability for Payee's Debts                                      11
 18.  Administration                                                      12
 19.  Negation of Employment Contract                                     12
 20.  Modification, Amendment, or Termination                             12
 21.  Set Off and Withholding                                             13
 22.  Claims Procedure                                                    13
 23.  Miscellaneous                                                       14




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                         ANHEUSER-BUSCH COMPANIES, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                    Amended and Restated as of March 1, 2001

    ANHEUSER-BUSCH COMPANIES, INC., a Delaware corporation, established this Supplemental Executive Retirement Plan, originally effective as of January 1, 1984. The Plan has been amended from time to time and the Company hereby amends and restates the Plan. The provisions of this restated Plan shall apply to eligible employees whose termination of employment with the Company or any other Participating Employer occurs on or after March 1, 2001. The Plan is intended to be a nonqualified, unfunded plan to provide supplemental retirement benefits to a select group of management and highly compensated employees, as described in Section 201(2) of the Employee Retirement Income Security Act of 1974 ("ERISA").

    1.   Definitions.  The capitalized terms used in this Plan shall have the
         -----------
meanings herein set out:

         (a) "Accrued Benefit" means at any given time the benefit calculated in accordance with the formula in Section 3, using the Participant's Eligible Earnings and Credited Service as of the date the calculation is being made. The benefit so calculated shall be the benefit that would commence under the basic method of payment on the Participant's Normal Retirement Date.

         (b) "Actuarial Equivalent" means a benefit or benefits, or a payment or payments, which are of equal value at the date of determination to the benefits for which they are to be substituted. Equivalence of value is determined from actuarial calculations based on actuarial assumptions as to interest and mortality applied with respect to the particular form or forms of payment under the Basic Plan, disregarding the interest and mortality assumptions grandfathered as of December 31, 1999 with respect to single sum and installment payments.

         (c) "Basic Plan" means the Supplement for the Anheuser-Busch Salaried Employees Pension Plan maintained as part of the Anheuser-Busch Companies Pension Plan as now in effect or as hereafter amended.

         (d)   "Board" means the board of directors of the Company.

         (e) "Committee" means the Committee designated to administer this Plan, as described in Section 18.

         (f) "Company" means Anheuser-Busch Companies, Inc., a Delaware corporation, and any corporation(s) into which or with which it may be liquidated, merged or consolidated.

         (g) "Credited Service" Except as provided herein, a Participant's Credited Service under this Plan shall be the same as the Participant's Credited Service under the Basic Plan for all purposes. This generally means an individual's




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years and completed months of salaried employment with a Participating
Employer after attainment of age 21.   Credited Service shall not exceed 30
years. Additional Credited Service granted under the Change in Control provisions of the Anheuser-Busch Companies Pension Plan (Section 19.14) shall not be Credited Service under this Plan.

         (h) "Eligible Earnings" means, for any calendar year, the sum of the employee's annual base salary as of January 1 of such year plus the bonus earned during the prior calendar year. For purposes of computing benefits under this Plan, the Eligible Earnings to be used shall be the highest of the Eligible Earnings in the calendar year of termination or any of the four preceding calendar years. Eligible Earnings shall recognize any compensation deferred under the Executive Deferred Compensation Plan and treat such compensation as if it were not deferred.

         (i) "Eligible Employee" means a salaried employee of a Participating Employer who is an active participant currently accruing benefits in the Basic Plan and who satisfies or in the past has satisfied one or more of the following requirements:

               i)    He or she is a member of the Company's Strategy
Committee;

               ii) He or she has a salary band of I or above, or the equivalent thereof as determined by the Committee, and has, for the current calendar year, Eligible Earnings of at least $140,000 (indexed as described below) or such other amount as the Committee shall determine from time to time; or

               iii) He or she is an officer of the Company or Anheuser-Busch, Inc., a Missouri corporation, excluding an assistant officer.

The $140,000 figure shall be indexed as of January 1 of each year commencing January 1, 1994, in accordance with the Company's overall combined merit budget increase applicable for such year. (For 2001, the Eligible Earnings requirement is $178,853.)

         (j) "Excess Benefit Plan" means the Anheuser-Busch Companies, Inc. Excess Benefit Plan, Amended and Restated as of March 1, 2000, and as thereafter amended, or any other "excess plan" as described in Section 3(36) of ERISA, maintained by a Participating Employer and as in effect from time to time.

         (k) "Normal Retirement Date" means the first day of the month coincident with or next following the date on which the Participant attains his or her sixty-fifth (65th) birthday.

         (l) "Participant" means an Eligible Employee who is participating in this Plan in accordance with Section 2.

         (m) "Participating Employer" means the Company and any other member of the controlled group of corporations of which the Company is a member

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which is a Participating Employer in the Basic Plan and which has adopted this Plan in the manner described in Section 16.

         (n) "Plan" means this Anheuser-Busch Companies, Inc. Supplemental Executive Retirement Plan, Amended and Restated as of March 1, 2001, and as thereafter amended.

         (o) "Primary Social Security Benefit" means, for retirements on or after the Normal Retirement Date, the estimated primary insurance amount that would commence immediately under the Federal Social Security Act in effect on the retirement date assuming that the Participant's earnings for Social Security purposes are equal to the benefit base as determined under Section 230 of the Federal Social Security Act from the date the Participant attained age 21 until the Participant's retirement date.

    For purposes of determining the Accrued Benefit prior to a Participant's Normal Retirement Date, the Primary Social Security Benefit means:

               (i) An amount determined as described above assuming that the Participant retires on his or her Normal Retirement Date and that the Social Security Act and benefit base remain unchanged in the future, multiplied by

               (ii) The ratio of the Participant's Credited Service as of the date of determination to the lesser of thirty (30) years or the Participant's Credited Service had the Participant remained an active Participant until his or her Normal Retirement Date.

         (p) "Subsidiary" means any business entity in which the Company has an equity interest of at least fifty percent.

Miscellaneous Rules of Construction.  Masculine pronouns include the
-----------------------------------
feminine, the singular includes the plural, and the plural includes the singular, as the context or application demands.

    2.   Participation.  Each Eligible Employee shall commence participation
         -------------
in this Plan as of the first day of the month coincident with or next following the date he or she first becomes an Eligible Employee. An individual who is an Eligible Employee solely under subparagraph (ii) of
Section 1(i) shall be deemed to have first satisfied the band and compensation requirements of such provision on January 1 of the first calendar year for which such requirements are satisfied. Except as provided in Section 16, once an individual becomes a Participant, he or she shall continue to participate until termination of employment with a Participating Employer even if such individual no longer satisfies the band and compensation requirements to remain an Eligible Employee. Any Eligible Employee on October 1, 1993 who was not a Participant in this Plan prior to its restatement effective October 1, 1993 shall first participate as of October 1, 1993.

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    3.   Benefit on or after Normal Retirement Date.
         ------------------------------------------

         (a) A Participant who ceases to be employed by all members of the Company's controlled group of corporations on or after his or her Normal Retirement Date shall receive a monthly benefit, payable under the basic method of payment described in Section 8, and commencing on the first day of the month coinciding with or immediately following his or her last date of employment, in an amount which is one-twelfth of the following:

               (i) For Strategy Committee members, one and two-thirds percent of Eligible Earnings times Credited Service; for all other Participants, one and one-half percent of Eligible Earnings times Credited Service (provided that once a Participant becomes a Strategy Committee member, the Participant's benefit will be based on the higher formula for all Credited Service even if the Participant ceases to be a Strategy Committee member prior to retirement); less
                             ----

               (ii) The Participant's annual retirement benefit payable at Normal Retirement Date (or, if applicable, postponed retirement date) under the Basic Plan, under the basic method of payment described in such plan; less also
---------

               (iii) Any other benefits from any excess benefit plan or other retirement plan or arrangement maintained or sponsored by the Company or any Subsidiary, other than a qualified or nonqualified 401(k) plan or a voluntary nonqualified deferred compensation plan. The reduction under this paragraph shall be the annual benefit under such other plan or plans, payable at Normal Retirement Date (or, if applicable, postponed retirement date), expressed as if payable under the basic method of payment described in such plan; provided, however, that if such basic method is not a form of single life annuity, then expressed as if payable solely for the lifetime of the Participant on an Actuarial Equivalent basis; less also
                                              ---------

               (iv)  The Participant's annual Primary Social Security
Benefit.

         (b) In no event shall a Participant's benefits calculated under 3(a) be less than the difference between (i) the benefit actually payable under the Basic Plan, and (ii) the benefit that would have been payable under the Basic Plan without regard to the limitation imposed by Section 401(a)(17) of the Internal Revenue Code (both amounts to be determined under the basic method of payment). This minimum benefit shall be separately calculated with respect to all Participants, including those whose benefits exceed this minimum, and shall be treated as a separate obligation payable from a separate plan solely for the purpose of determining which, if any, portion of a Participant's benefits is subject to income tax in the state where the Participant resided when the benefit was earned.

         (c) A Participant's gross benefit calculated under 3(a)(i) hereof shall never be lower than the amount that would have been calculated under subparagraph (a)(i) if the Participant's retirement had occurred on any date after the Participant's attainment of age 55 and five years of Credited Service.

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         (d)   If a Participant retires after his or her Normal Retirement
Date, the Participant's gross benefit calculated under 3(a)(i) shall not be less than the Actuarial Equivalent of the Participant's gross benefit under 3(a)(i) calculated as of the date the Participant attained Normal Retirement Date.

    4.   Benefit on Early Retirement.  The following benefits are available
         ---------------------------
for Participants who retire prior to Normal Retirement Date:

         (a) A Participant who ceases to be employed by all members of the Company's controlled group of corporations prior to his or her Normal Retirement Date but after reaching age 62 and completing 30 years of Credited Service shall be entitled to receive a retirement benefit equal to his or her Accrued Benefit, but commencing on the first day of the month coinciding with or immediately following the Participant's last date of employment.

         (b) A Participant who ceases to be employed by all members of the Company's controlled group of corporations after reaching age 55 and who has at least five years of Credited Service but who is not eligible to receive a benefit under paragraph (a) above may, unless disapproved by the Company's Chief Executive Officer (or, in the case of the Chief Executive Officer, the Board of Directors), be granted a benefit equal to his or her Accrued Benefit reduced in accordance with the reduction applicable to the Participant's retirement benefits payable under the Basic Plan. Such benefit shall commence as of the first day of the month coincident with or next following the Participant's last date of employment.

         (c) There shall be no benefits payable from this Plan for a Participant who ceases employment prior to the attainment of age 55, except as provided in Sections 5, 6 and 11.

    5.   Pre-Retirement Death Benefit.
         ----------------------------

         (a) If a Participant dies while employed by a Participating Employer, and after otherwise satisfying the requirements of Sections 3, 4 or 6 to receive a retirement benefit, a death benefit may be paid. The death benefit, when combined with certain life insurance proceeds as described below, is intended to place the Participant in approximately the same position (after payment of income taxes) as he or she would have been in had the Participant retired on the date of the Participant's death.

         The amount of the death benefit, if any, payable from this Plan shall be computed as follows:

               (i) the After-Tax single lump sum Actuarial Equivalent of his or her Accrued Benefit under this Plan plus the After-Tax single lump sum value of any benefits that would have been payable under any Excess Benefit Plan if the Participant had retired (rather than died) on his or her date of death, minus
       -----

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               (ii)  the single lump sum proceeds of any life insurance
policy insuring the life of the Participant, whether group, individual, term, universal or any other type, available through the Company or any Subsidiary, regardless of whether the premiums therefor are paid by the Participant or the Company. For purposes hereof, each Participant shall be deemed to have elected to participate in all such life insurance programs available through the Company or any Subsidiary, whether or not such Participant actually so participated on the date of his or her death. Any insurance policy proceeds directly attributable to supplemental contributions made by the Participant with respect to any such policy shall not be taken into account for this purpose.

               (iii) The amount so obtained shall then be grossed up for income tax purposes by dividing such amount by one minus the tax rate determined under paragraph (b).

         (b) For purposes of this Section 5, the term "After-Tax" shall mean the amount remaining after subtraction of approximate federal, state and local income and employment taxes expected to be paid on the amount in question. The Company's Tax Controller, or other officer with similar responsibilities, shall determine "After-Tax" amounts, in his or her discretion, using such presumed tax rates as the Tax Controller shall deem reasonable and appropriate under the circumstances of the individual involved.

         (c) Any amount payable under this Section 5 shall be paid in a single lump sum to the Beneficiary determined in accordance with Section 12.

    6.   Disability Benefit.  A Participant whose employment terminates
         ------------------
because of disability prior to becoming eligible for benefits under Section 3 or 4 shall be entitled to the Actuarial Equivalent of his or her Accrued Benefit. Disability shall be established, as determined by the Committee, if the Participant is unable for a period reasonably expected to exceed six months to perform the duties of the position held prior to the incident or the onset of the illness resulting in the disability.

    7.   Forfeiture for Activity Contrary to the Company's Best Interests.
         ----------------------------------------------------------------

         (a) Notwithstanding any provision of this Plan to the contrary, the right of a Participant and his or her beneficiary or beneficiaries to receive a benefit hereunder is expressly conditioned upon the Participant neither (i) having ceased to be employed by the Company or any Subsidiary under circumstances or conditions inimical or contrary to the best interests of the Company or any Subsidiary, nor (ii) thereafter engaging in any activity which in the Committee's judgment is inimical or contrary to the best interests of the Company or any Subsidiary.

         (b) Should a Participating Employer propose to enforce the foregoing, it shall give written notice to the Participant or other person(s) otherwise entitled to payment, and may withhold payment pending final resolution of the matter. The Committee shall thereupon investigate the alleged violation and shall consider, under such rules of procedure as the Committee shall deem reasonable, such evidence and

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

testimony as the Participating Employer and the Participant or other person or persons receiving or otherwise entitled to receive payment may wish to submit in support or refutation of the alleged violation. The decision of the Committee shall be final and conclusive. If the Committee concludes that there has been a violation, the right of the Participant and all beneficiaries to receive payment hereunder shall thereupon cease. If the Committee concludes that there has not been a violation, the amounts withheld or suspended shall become payable as though no proceedings had been instituted nor any payment withheld or suspended, without, however, any interest for the period during which such amounts were withheld or suspended.

         (c) The provisions of this Section authorizing the Participating Employer to give notice of an alleged violation or possible violation of the conditions of paragraph (a) shall not be interpreted as requiring the Participating Employer to take such action in each and every instance of a violation or suspected violation, and in determining whether an attempt to enforce the forfeiture provisions of this Section shall be made, the Participating Employer may consider the possible economic damage it might suffer from the violation or suspected violation, the circumstances surrounding the discontinuance of the employment of the Participant with the Participating Employer and the quantum of proof which the Participating Employer may have of a violation of the aforesaid conditions.

         (d) The provisions of this Section shall in no way impair or derogate the rights which a Participating Employer may otherwise have under any employment contract with a Participant or at law or in equity, to prevent the disclosure of confidential information or to recover damages for the disclosure thereof or to prevent a Participant from engaging in competition with a Participating Employer or to recover damages therefor.

         (e) The Board (or the Executive Committee at any time the Board of Directors is not in session) may revoke this Section at any time, whereupon no Accrued Benefit at that time shall ever be subject to forfeiture or revocation for any reason, including (but not limited to) any subsequent amendment to this Plan which reinstates the provisions of this Section or imposes similar conditions on a Participant's right to receive benefits hereunder.

         (f) If the provisions of this Section are invoked at any time after payments have already been made, the Participating Employer shall have the right to a refund of all monies theretofore paid. If the Participating Employer shall find it necessary to file suit to recover any amount hereunder, it shall be entitled to recover its reasonable attorney's fees and costs.

    8.   Payment Methods.  The basic method of payment for Participants
         ---------------
retiring on or after January 1, 1995 shall be monthly payments for life, beginning on the first day of the month coincident or next following the Participant's retirement date, with the last payment being for the month in which the Participant's death occurs, but with 120 monthly payments guaranteed. Notwithstanding the foregoing, payment shall be made in a single lump sum unless the Participant gives written notice to the Committee, at least one year prior to the date of employment termination, that the

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Participant elects to receive benefits under either the basic method of payment described above or one of the following optional methods which shall be the Actuarial Equivalent of the basic method of payment:

         (a) A two-thirds joint and survivor annuity with such contingent annuitant as the Participant may designate. If a Participant has selected this method of payment and the contingent annuitant dies before payments begin, the selection shall be revoked, but if the contingent annuitant dies after payments begin, the selection of this method of payment shall not be affected and no new contingent annuitant may be named; or

         (b)   Level installments payable annually over a five-year period.

         (c)   Level installments payable annually over a ten-year period.

A Participant may elect an optional method of payment under this Plan which is different from the method of payment elected under either the Basic Plan or the Excess Benefit Plan.

    9.   Obligation to Pay Benefits Hereunder.  No trust fund, escrow account
         ------------------------------------
or other segregation of assets shall be established or made by any Participating Employer to guarantee, secure or assure the payment of any benefit hereunder. The obligation of each Participating Employer to pay benefits pursuant to this Plan shall constitute only a general obligation of the Participating Employer to the Participants and other payees hereunder in accordance with the terms hereof. Payment of benefits by a Participating Employer hereunder shall be made only from the general funds of the Participating Employer and no Participant or other potential payee of any amount hereunder shall have any interest in any particular asset of any Participating Employer by reason of the existence of this Plan, and the amounts payable hereunder shall be subject in all respects to claims of general creditors of the respective Participating Employers until actually paid over to the person(s) entitled to receive the same.

    10.  Special Rule for Non-Deductible Amounts. Any amount otherwise
         ---------------------------------------
payable under the Plan in a calendar year for which the Company determines that the amount would not be deductible by any Participating Employer under section 162(m) of the Internal Revenue Code, shall not be paid until such calendar year as the Company determines that the amount has ceased to be so non-deductible. In the case of any inconsistency between this Section 10 and any other provision of the Plan, this Section 10 shall govern, except in the case of Section 11 becoming applicable.

    11.  Change in Control.
         -----------------

         (a) If a Change in Control (as defined in Section 11(b)) shall occur, then, notwithstanding anything to the contrary herein, a Participant's Accrued Benefit under the Plan as of the Change in Control Date shall be fully vested and non-forfeitable. Within 30 days after the Change in Control Date, the Participant shall be paid, in a single lump-sum payment, the Actuarial Equivalent of such Accrued

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

Benefit as of the date of payment. Notwithstanding the foregoing, if, on the Change in Control date, a Participant otherwise satisfied the eligibility requirements for early or normal retirement benefits under Sections 3 or 4, such Participant's benefit shall be paid as if he or she actually retired on the Change in Control Date. The Chief Executive Officer shall be deemed to have granted any necessary approvals.

         (b) For purposes of this Plan, a "Change in Control" shall occur automatically if and when an "Acceleration Date" occurs as defined in the Company's 1998 Incentive Stock Plan or if and when an analogous change in control event occurs as defined in any successor to such plan, and the Change in Control Date shall be the Acceleration Date or analogous date as defined therein.

         (c) This Section 11 may be deleted or amended in any way pursuant to Section 20 at any time prior to a Change in Control. Notwithstanding
Section 20, following a Change in Control, the provisions of this Section 11 cannot, after the Change in Control Date, be amended in any manner without the written consent of each individual who was a Participant immediately prior to the Change in Control.

         (d) Following a Change in Control, this Plan shall continue in effect, notwithstanding that payment of benefits shall have been made under
Section 11(a), unless and until terminated by the Company.

         (e) If a Change in Control occurs, Section 7 shall no longer apply to any individual whose activities are not under investigation by the Committee on the Change in Control Date.

         (f) If by reason of this Section an excise or other special tax ("Excise Tax") is imposed on any payment under this Plan (a "Required Payment"), the amount of each Required Payment shall be increased by an amount which, after payment of income taxes, payroll taxes and Excise Tax thereon, will equal such Excise Tax on the Required Payment.

    12.  Concerning Payment; Beneficiaries.
         ---------------------------------

         (a) Except as otherwise provided in this Section, any amount payable under this Plan as a result of or following the death of a Participant shall be applied only for the benefit of the beneficiary or beneficiaries designated by the Participant pursuant to this Section. Each Participant shall specifically designate, by name, on forms provided by the Committee, the beneficiary(ies) to whom any such amounts shall be paid. A Participant may change or revoke a beneficiary designation without the consent of the beneficiary(ies) at any time by filing a new beneficiary designation form with the Committee. The filing of a new form shall automatically revoke any forms previously filed with the Committee. A beneficiary designation form not properly filed with the Committee prior to the death of the Participant shall have no validity under the Plan.

         (b) Except as provided in Section 8, any such designation shall be contingent on the designated beneficiary surviving the Participant. If a designated beneficiary survives the Participant but dies before receiving the entire amount payable to the designated beneficiary hereunder, the amount which would otherwise have been so paid shall be paid to the estate of the deceased beneficiary unless a contrary direction was made by the Participant, in which case such direction shall control. More than one beneficiary, and alternative or contingent beneficiaries, may be designated, in which case the Participant shall specify the shares, terms and conditions upon which amounts shall be paid to such multiple or alternative or contingent beneficiaries, all of which must be satisfactory to the Committee.

         (c) If no beneficiary designation is on file with the Committee at the time of the Participant's death or no beneficiary designated by the Participant survives the Participant, the Participant's estate shall be deemed to be the beneficiary designated to receive any amounts then remaining payable under this Plan.

         (d) In determining any question concerning a Participant's beneficiary, the latest designation filed with the Committee shall control and intervening changes in circumstances shall be ignored; provided, if a Participant's spouse is designated as beneficiary but thereafter is divorced from the Participant, such designation shall become invalid as of the date of divorce unless the Participant files a beneficiary designation form with the Committee after the date of divorce confirming designation of such former spouse as beneficiary.

         (e) Any check issued on or before the date of a Participant's death shall remain payable to the Participant, whether or not the check is received by the Participant prior to death. Any check issued after the date of the Participant's death shall be the property of the Participant's beneficiaries determined in accordance with this Section 12.

    13.  Payees Presumed Competent.  Every person receiving or claiming
         -------------------------
amounts payable under this Plan shall be conclusively presumed to be mentally competent and of legal age until the Committee receives a written notice, in form, manner and substance acceptable to it, that any such person is incompetent or is a minor or that a guardian or other person legally vested with the care of the person's estate has been appointed.

    14.  Facility of Payment.  If any amount is payable hereunder to a minor
         -------------------
or other person under legal disability or otherwise incapable of managing his or her own affairs, as determined by the Committee in its sole discretion, payment thereof shall be made in one (or any combination) of the following ways, as the Committee shall determine in its sole discretion:

               (i)   Directly to said minor or other person;

               (ii) To a custodian for said minor or other person (whether designated by the Company or any other person) under the Missouri Transfers to Minors Law, the Missouri Personal Custodian Law or a similar law of any other jurisdiction;

               (iii) To the conservator of the estate of said minor or other person; or

               (iv) To some relative or friend of such minor or other person for the support, welfare or education of such minor or other person.

The Committee shall not be required to see to the application of any payment so made, and payment to the person determined by the Committee shall fully discharge the Plan and the Participating Employer from any further accountability or responsibility with respect to the amount so paid.

    15.  Notice of Address; Lost Payees.  The address of every Participant or
         ------------------------------
other person entitled to any payment hereunder on file for purposes of the Basic Plan shall be used for all purposes of this Plan. If the Committee is unable to locate any person, or the estate of such person, after a reasonable attempt to locate such person has been made, within two years after an amount becomes payable hereunder, the right and interest of such payee in and to the amount payable shall terminate on the last day of such two-year period.

    16.  Participating Employer.  Any Participating Employer in the Basic
         ----------------------
Plan may become a Participating Employer in this Plan by submitting to the Committee a resolution of its board of directors adopting the provisions of this Plan. The adoption of this Plan by a Participating Employer shall constitute an automatic delegation by it to the Board of full authority to amend or terminate the Plan and to the Committee to administer this Plan. Benefits payable under this Plan for a Participant whose employment terminates from a Participating Employer shall be solely the obligation of that Participating Employer. A Participating Employer may withdraw from the Plan by action of its board of directors. If such a withdrawal shall occur, no benefit shall be payable under this Plan to any Participant who has not otherwise satisfied the eligibility requirements of Sections 3, 4, 6 or 11, as of the date of withdrawal. Notwithstanding the foregoing, any benefits in pay status as of the date of withdrawal shall continue to be paid in full in accordance with the terms hereof.

    17.  No Liability for Payee's Debts.  Amounts payable under this Plan
         ------------------------------
shall not be liable for or subject to the debts or liabilities of any payee, and no amount payable hereunder shall at any time or in any manner be subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance of any kind, whether to any Participating Employer or to any other party whomsoever, and whether with or without consideration. If any payee shall attempt to, or shall anticipate, alienate, sell, transfer, assign, pledge or otherwise encumber any amounts payable hereunder or any part thereof, or if by reason of bankruptcy or other event, such amounts would at any time be received or enjoyed by persons other than such payee, except as otherwise permitted by this Plan, the Committee in its sole discretion may terminate such person's interest in any such amounts and hold or apply such amounts to or for the use of such person, his or her spouse, children or other dependents, or any of them, as the Committee may determine.

    18.  Administration.  This Plan shall be administered by a Committee
         --------------
composed of the Company's Chief Executive Officer, Chief Financial Officer and Corporate Secretary. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The Committee shall interpret the Plan; shall determine all questions arising in the administration, interpretation, and application of the Plan; and shall construe any ambiguity, supply any omission, and reconcile any inconsistency in such manner and to such extent as the Committee deems proper in its discretion. Any interpretation or construction placed upon any term or provision of the Plan by the Committee, any decisions and determinations of the Committee arising under the Plan, including without limiting the generality of the foregoing: (i) the eligibility of any individual to become or remain a Participant and a Participant's status as such, and Eligible Earnings for any year; (ii) the time, method and amounts of payments payable under the Plan; (iii) the rights of Participants; and any other action or determination or decision whatsoever taken or made by the Committee in good faith shall be final, conclusive, and binding upon all persons concerned, including, but not limited to, the Company, all Participating Employers and all Participants and beneficiaries.

    19.  Negation of Employment Contract.  This Plan does not create an
         -------------------------------
employment contract and nothing contained herein shall be deemed (a) to give a Participant the right to be retained in the employ of any Participating Employer; (b) to interfere with the right of any Participating Employer to discharge a Participant at any time with or without cause; (c) to give any Participating Employer the right to require a Participant to remain in its employ; or (d) to interfere with the right of a Participant to terminate employment voluntarily whenever the Participant chooses.

    20.  Modification, Amendment, or Termination.  Except as provided in
         ---------------------------------------
Section 11, the Company has the absolute right to modify or amend this Plan in whole or in part, at any time and from time to time, effective as of any specified prior, current or future date. Such amendment shall be made in accordance with applicable corporate procedures then in effect for similar matters. The Company also reserves the right to terminate this Plan, in whole or in part, voluntarily as of any specified current or future date. This Plan shall be automatically terminated upon a termination of the Basic Plan, a dissolution of the Company (but not upon a merger, consolidation, reorganization or recapitalization of the Company unless the surviving corporation therein specifically terminates this Plan); upon the Company being legally adjudicated a bankrupt; upon the appointment of a receiver or trustee in bankruptcy with respect to the Company's assets and business if such appointment is not set aside within 90 days thereafter; or upon the making by the Company of an assignment for the benefit of creditors. Upon termination of this Plan, no additional employee shall become eligible to participate herein, and no additional benefits shall be accrued hereunder. Notwithstanding the termination of this Plan, no Participant affected thereby shall be deprived of the right to receive his or her Accrued Benefit at the time and in the manner provided by this Plan.

    21.  Set Off and Withholding.
         -----------------------

         (a) Notwithstanding Section 17, any amount then due and payable by the Company or any Participating Employer to any Participant or the beneficiary of any Participant under this Plan may be offset by any amounts owed to the Company or any Subsidiary by the Participant and/or the beneficiary for any reason and in any capacity whatsoever, as the Company may determine in its sole and absolute discretion.

         (b) There shall be deducted from any amount payable under this Plan all taxes required to be withheld by any federal, state or local government. Participants and their beneficiaries shall bear any and all federal, state, local and other income taxes and other taxes imposed on amounts paid under the Plan, whether or not withholding is required or carried out in accordance with this provision.

    22.  Claims Procedures.
         -----------------

         (a) The Committee shall make all decisions and determinations respecting the right of any person to a payment under the Plan.


         (b) The following procedure shall be followed with respect to claims under the Plan:

               (i) Any claimant who believes he or she is entitled to a benefit under this Plan shall submit a claim for such benefit in writing to the Committee.

               (ii) Any decision by the Committee denying a claim in whole or in part shall be stated in writing by the Committee and delivered or mailed to the claimant within ninety (90) days after receipt of the claim by the Committee unless special circumstances require an extension of time for processing, but in any event within one hundred eighty (180) days after such receipt. If such an extension of time is taken, the Committee shall inform the claimant of the delay in writing before the expiration of the initial ninety (90) day period, including the reasons therefor and the date by which the Committee expects to render a decision. Any decision denying a claim shall set forth the specific reasons for the denial with specific references to Plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim and the reasons therefor, and an explanation of the Plan's claim review procedure, all written in a manner calculated to be understood by the claimant. If the Committee does not notify the claimant of denial of the claim or the need for an extension of time within the initial ninety (90) day period, the claim shall be deemed denied.

               (iii) If a claim is denied in whole or in part, the claimant or his duly authorized representative may request a review by the Committee of the decision upon written application to the Committee within sixty (60) days after notification of the decision. The claimant or his duly authorized representative may review pertinent documents and submit issues and comments in writing. The Committee shall make its decision on review not later than sixty (60) days after receipt of the request for review unless special circumstances require an extension of time for processing, in which case its decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is taken, the Committee shall inform the claimant of the delay in writing before the expiration of the initial sixty (60) day period. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant and specific references to the pertinent plan provisions on which the decision is based. If the Committee does not notify the claimant of its decision on review within the period herein provided for, the claim shall be deemed denied on review.

         (c) The Committee may adopt such rules as it deems necessary, desirable, or appropriate to carry out its duties under this Section 22.
Any action or determination or decision whatsoever taken or made by the Committee under this Section 22 shall be final, conclusive, and binding upon all persons concerned, including, but not limited to, the Company, all Participating Employers and all Participants and beneficiaries.

         (d) The procedure provided for in this Section 22 shall be the sole, exclusive and mandatory procedure for resolving any dispute under this Plan; provided, that if a Participant wishes to make a valid legal challenge to the Committee's determination and he has entered into an agreement with the Company to arbitrate disputes arising from his or her employment with the Company, such legal challenge shall be resolved pursuant to the arbitration procedures in that agreement and the Participant's burden of proof in any arbitration shall be the same as if the dispute were tried in a court proceeding.

         (e) Notwithstanding the foregoing, upon a Change in Control as defined in Section 11, Section (d) above shall not apply.

         (f) In any arbitration or litigation to enforce rights and obligations hereunder, except as required by law or separate contract between the parties, the unsuccessful party shall pay the successful party an amount equal to all reasonable out-of-pocket expenses (including reasonable legal expenses and court costs) incurred by the successful party.

    23.  Miscellaneous.
         -------------

         (a) In any instance in which the Committee believes such action to be in the best interest of the party entitled to receive any payment under this Plan, or to be in the best interests of any Participating Employer (such as to eliminate small account balances or to avoid the administrative inconvenience and expense which might be incurred if relatively small amounts were to be paid to multiple recipients over lengthy periods of time), amounts payable hereunder may be paid in a single lump-sum payment, the amount of which shall be the Actuarial Equivalent of the payment in question.

         (b) In the event of the death of a Participant or any beneficiary, the Committee need not make any payment provided for by this Plan until it shall have received proof satisfactory to it of such death and of the identity, existence and location of the party thereafter entitled to receive payments under this Plan.

         (c) In making any payment or taking any action under this Plan, the Participating Employers and the Committee shall be absolutely protected in relying upon any finding or statement of facts believed to be true, and on any written instrument believed to have been signed by the proper party.

         (d) Subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 which provide to the contrary, this Plan shall be administered, construed, and enforced according to the laws of the State of Missouri (other than choice of law), and in courts situated in that state.

    IN WITNESS WHEREOF, ANHEUSER-BUSCH COMPANIES, INC. has caused this Amended and Restated Plan to be executed by its officers thereunto duly authorized, this 15th day of March, 2001, effective as of March 1, 2001.


                                    ANHEUSER-BUSCH COMPANIES, INC.


                                    By   /s/ W. Randolph Baker
                                         -----------------------------
                                         W. Randolph Baker
                                         Chief Financial Officer